UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2015

ARK RESTAURANTS CORP.

(Exact name of registrant as specified in its charter)

New York	1-09453	13-3156768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Fifth Avenue

New York, New York 10003

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (212) 206-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01      Regulation FD Disclosure.

The following information, which has not previously been disclosed, is furnished pursuant to Item 7.01 “Regulation FD Disclosure.” Ark Restaurants Corp. (the “Company”) is furnishing the following information which was discussed during the question and answer period of an earnings release conference call with investors on August 6, 2015.

Michael Weinstein, the Company’s Chief Executive Officer, reported that the Company “was very close to another acquisition of a restaurant in Florida, which should happen in the next couple of weeks.” He described the restaurant as being similar to the Rustic Inn in Fort Lauderdale, as the Company will own the property. Mr. Weinstein said that the contribution to EBITDA from this restaurant would be greater than the $1 million which will be lost from the closing of the V-Bar at the Venetian Casino Resort in Las Vegas. He believes that with efficiencies, the Company can increase profitability. In response to a second question, Mr. Weinstein said the purchase price was roughly $5.6 million.

In response to another question, Mr. Weinstein said that the Rustic Inn in Jupiter should be profitable in the fourth fiscal quarter; would produce about $7 million in revenues next year and be profitable on a 12-month basis, with about 10 to 15% profit.

Except for historical information, this report contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

Item 9.01.      Financial Statements and Exhibits.

Exhibits

None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARK RESTAURANTS CORP.

/s/ Michael Weinstein
By:	Name: Michael Weinstein
Title: Chief Executive Officer

Date: August 7, 2015

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